UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2005

Stoneridge, Inc.

(Exact name of registrant as specified in its charter)

Ohio	0-13337	34-15989-49

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9400 East Market Street Warren, Ohio	44484

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 856-2443

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Cost Associated with Exit or Disposal Activities.

On December 29, 2004 the board of directors of Stoneridge, Inc. (the “Company”) approved the closure of the Company’s Boston, Massachusetts manufacturing facility. As a result, the Boston facility’s production lines will be moved to other facilities. This transition will occur over the next year and the closure of the Boston facility is expected to be completed by December 31, 2005. Employees were notified of this consolidation on January 14, 2005.

The current business environment confronting most automotive parts suppliers, including the Company, led the Company’s management to recommend the consolidation to the board of directors. The consolidation is expected to help the Company achieve greater manufacturing cost efficiencies and to better position the Company in the highly competitive automotive industry. It is expected that this action will result in a pre-tax charge of approximately $3.7 million. The expected pre-tax charge includes cash expenditures of approximately $1.9 million relating to employee severance costs and $1.8 million relating to facility rationalization costs.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.
Date: January 21, 2005	/s/ Joseph M. Mallak
Joseph M. Mallak, Vice President and Chief
Financial Officer (Principal Financial and Accounting Officer)